Exhibit 4.4

LIMITATION OF LIABILITY AGREEMENT

NOMURA HOLDINGS, INC. (hereinafter, the “Company”) and              (hereinafter, the “Director”) hereby agree to enter into this limitation of liability agreement (hereinafter, the “Agreement”) in accordance with Article 427 Paragraph 1 of the Companies Act and Article 33 Paragraph 2 of the Articles of Incorporation of the Company.

Article 1

On or after the execution of this Agreement, in the event that the Director, in good faith and without gross negligence in performing his or her duties as a director of the Company, incurs liability to compensate the Company under Article 423 Paragraph 1 of the Companies Act (hereinafter, the “Relevant Liability”), the Company shall limit the Director’s Relevant Liability to the higher of 20 million yen or the sum of the following items:

(1)	the total amount of remuneration, bonus or other consideration received, or economic benefit accrued by, the Director while in office as a director of the Company for the performance of his or her duties as a director, in the fiscal year in which the facts causing the Relevant Liability arose; or in any prior fiscal year, whichever is the highest amount, multiplied by two (2); and

(2)	the total amount of retirement bonus or other economic benefit of a similar nature received by the Director from the Company divided by: the number of years served as a director (hereinafter, “Years of Service”), or two (2) where the Years of Service is less than two (2) years.

(3)	the amount determined according to the following categories as set forth in items (a) and (b) below:

(a)	In the event that, following his or her appointment to office, the Director exercises Company stock acquisition rights (only in cases listed in the items in Article 238, Paragraph 3, excluding those which may have been received by the Director from the Company as compensation for the execution of duty) if any (hereinafter, the “Relevant Stock Acquisition Rights”): the amount calculated by multiplying (i) the current per share price of the Company’s share at the time of exercise of the Relevant Stock Acquisition Rights, less the amount per share that is the purpose of the Relevant Stock Acquisition Rights out of the aggregate sum of the amount provided for in Article 236 Paragraph 1, Item 2 of the Companies Act and the paid-in price as provided for in Article 238, Paragraph 1, Item 3 of the Companies Act (if the amount so calculated is zero or less, then zero), by (ii) the number of shares of the Company delivered to the Director upon exercise of the Relevant Stock Acquisition Rights; or

(b)	In the event that, following his or her appointment to office, the Director transfers Relevant Stock Acquisition Rights: the amount calculated by multiplying the transfer price of Relevant Stock Acquisition Rights less the paid-in price as provided for in Article 238, Paragraph 1, Item 3 of the Companies Act, by the number of the Relevant Stock Acquisition Rights.

Article 2

The Company may request the Director to provide any information necessary for determining whether or not a Relevant Liability exists and the amount up to which any such Relevant Liability may be limited.

Article 3

1.    In the event that a limitation of the Director’s Relevant Liability is applied pursuant to Article 1 of this Agreement, the Director shall not receive any amount of retirement bonus or other economic benefit of a similar nature from the Company, or exercise or transfer Relevant Stock Acquisition Rights without approval at a meeting of the shareholders of the Company.

2.    In the event that the Director possesses a certificate of stock acquisition rights representing Relevant Stock Acquisition Rights where a limitation of the Director’s Relevant Liability has been applied pursuant to Article 1 of this Agreement, the Director shall be required to deposit such certificate of stock acquisition rights with the Company without delay and shall not be permitted to demand the return of the such certificate without approval at a meeting of the shareholders for such transfer.

Article 4

In the event that the Director becomes an executive director, executive officer or manager or any other employee of the Company, this Agreement shall be of no effect from such time onwards.

Article 5

Any matters not covered under this Agreement shall be resolved through mutual consultation between the Company and the Director.

IN WITNESS WHEREOF, this Agreement shall be executed as of the date below by the parties hereto in duplicate, with each party retaining a counterpart hereof.

[Date]

NOMURA HOLDINGS, INC.

DIRECTOR

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